Exhibit 10.10

RETIREMENT PLAN RESTORATION PLAN

FOR SALARIED EMPLOYEES OF LUFKIN INDUSTRIES, INC.

1. Introduction

The following are the provisions of the RETIREMENT PLAN RESTORATION PLAN FOR SALARIED EMPLOYEES OF LUFKIN INDUSTRIES, INC. (hereinafter referred to as the “Restoration Plan”) which is being established by Lufkin Industries, Inc. (hereinafter referred to as the “Company”), effective as of January 1, 1991, in order to provide for the payment of retirement and retirement related benefits to a certain select group of highly compensated employees who are participants in the RETIREMENT PLAN FOR SALARIED EMPLOYEES OF LUFKIN INDUSTRIES, INC. (hereinafter referred to as the “Basic Plan”) as in effect from time to time on and after the effective date hereof and whose benefits under the Basic Plan are restricted because of the application of the limitations of either Section 401(a)(17) or Section 415 of the Internal Revenue Code of 1986, as amended (hereinafter referred to as the “Code”) or because of the deferral of the employee’s compensation under certain nonqualified deferred compensation agreements. The Company intends and desires by the adoption of this Restoration Plan to recognize the value to the Company of the past and present services of its employees covered by the Restoration Plan and to encourage and assure their continued service to the Company by making more adequate provision for their future retirement security.

2. Definitions

As used herein, the term “Participant” means an individual who has become a participant in this Restoration Plan in accordance with the provisions of Section 4 hereof and whose interest hereunder has not been fully paid. The term “Employer” shall include the Company and any other incorporated or unincorporated trade or business which may adopt this Restoration Plan in accordance with the provisions of Section 13 hereof. All other terms used in this Restoration Plan shall have the same meaning assigned to them under the provisions of the Basic Plan unless otherwise qualified by the context.

3. Administration

This Restoration Plan shall be administered by a committee appointed by the Board of Directors of the Company from time to time (hereinafter referred to as the “Committee”). The Committee shall administer the Restoration Plan in a manner consistent with the administration of the Basic Plan, as from time to time amended and in effect, except that this Restoration Plan shall be administered as an unfunded plan that is not intended to meet the qualification requirements of Section 401 of the Code. The Committee shall have full power and authority to interpret, construe, and administer this Restoration Plan and the Committee’s interpretations and construction thereof, and actions thereunder, including the amount or recipient of the payment to be made therefrom, shall be binding and conclusive on all persons for all purposes, subject to any rights of the Participant to make a claim under Title I of the Employee Retirement Income Security Act of 1974.

4. Eligibility

A Salaried Employee of an Employer that has adopted this Restoration Plan, (a) who is a “highly compensated employee” (within the meaning of Section 414(q) of the Code) on January 1, 1991 or who subsequently becomes a “highly compensated employee,” (b) who is a Participant in the Basic Plan and (c) whose retirement or retirement-related benefits under the Basic Plan are limited or reduced at date of termination of service because of (i) the application of the limitations on the maximum amount of retirement income imposed by Section 415 of the Code, (ii) the application of the limitations imposed by Section 401(a)(17) of the Code on the amount of Compensation that may be taken into account under the Basic Plan or (iii) the elective deferral of compensation by the Employee under a deferred compensation agreement with the Employer pursuant to a nonqualified restoration plan maintained by the Employer shall be a Participant in this Restoration Plan. In no event shall an Employee who is not a Participant in the Basic Plan be eligible to participate under this Restoration Plan.

5. Amount of Benefit Provided Under Restoration Plan

The monthly benefit payable to or on behalf of a Participant under this Restoration Plan shall be an amount equal to the excess, if any, of:

(a)	the monthly benefit that would have been paid to such Participant, or on his behalf to his Beneficiary or Beneficiaries, as of his date of termination of employment with the Employer, under the Basic Plan as in effect on the date of termination of his employment with the Employer, if the provisions of the Basic Plan had been administered without regard to the limitations imposed by Section 415 of the Code and without the limitation imposed by Section 401(a)(17) of the Code on the amount of his Compensation under the Basic Plan and if the Participant’s Compensation under the Basic Plan had not been reduced by any deferrals of his Compensation which he elected to make under a deferred compensation agreement with the Employer pursuant to a nonqualified defined contribution plan restoration plan maintained by the Employer;

over

(b)	the monthly benefit that is actually payable to such Participant, or on his behalf to his Beneficiary or Beneficiaries, as of his date of termination of employment with the Employer, under the Basic Plan as in effect on the date of his termination of employment with the Employer.

6. Payment of Restoration Plan Benefit

The benefit payable to a Participant, or on his behalf to his Beneficiary, under this Restoration Plan shall be payable coincident with and in the same manner as the payment of the benefits to such Participant or Beneficiary under the Basic Plan. The Beneficiary or Beneficiaries of a Participant under the Basic Plan shall be the Beneficiary or Beneficiaries of such Participant under this Restoration Plan. For the purposes of this Restoration Plan, a Participant’s service with an Employer shall not be considered to have terminated so long as such Participant is in the employment of a Controlled Group Member.

A Participant’s rights under this Restoration Plan, including his rights to vested benefits, shall be the same as his rights under the Basic Plan, except that he shall not be entitled to any payments from the trust fund maintained under the Basic Plan on the basis of any benefits to which he may be entitled under this Restoration Plan. All benefits payable under this Restoration Plan to or on behalf of Participants who are Employees of a particular Employer shall be paid from the general assets of that Employer. An Employer shall not be required to set aside any funds to discharge its obligations hereunder, but the Employer may set aside such funds if it chooses to do so. Any and all funds so set aside shall remain subject to the claims of the general creditors of the Employer, present and future. No Employee, his Beneficiary or Beneficiaries, or any other person shall have, under any circumstances, any interest whatever in any particular property or assets of the Employer by virtue of this Restoration Plan, and the rights of the Employee, his Beneficiary or Beneficiaries, or any other person who may claim a right to receive benefits under this Restoration Plan shall be no greater than the rights of an unsecured general creditor of the Employer.

7. Merger, Consolidation, or Acquisition

In the event of a merger, consolidation, or acquisition where the Employer is not the surviving corporation, unless the successor or acquiring corporation shall elect to continue and carry on this Restoration Plan, this Restoration Plan shall terminate with respect to that Employer.

8. Amendment and Termination

The Board of Directors of the Company may at any time amend or terminate this Restoration Plan. If this Restoration Plan should be amended or terminated, each Employer shall remain liable for any benefits accrued by its Employees under this Restoration Plan (determined in the case of a Participant in the active service of the Employer on the basis of such Participant’s presumed termination of employment as of the date of such amendment or termination) as of the date of such action.

9. Restrictions on Assignment

The benefits provided hereunder are intended for the personal security of persons entitled to payment under this Restoration Plan and are not subject in any manner to the debts or other obligations of the persons to whom they are payable. The interest of a Participant or his Beneficiary or Beneficiaries may not be sold, transferred, assigned, or encumbered in any manner, either voluntarily or involuntarily, and any attempt so to anticipate, alienate, sell, transfer, assign, pledge, encumber, or charge the same shall be null and void; neither shall the benefits hereunder be liable for or subject to the debts, contracts, liabilities, engagements, or torts of any person to whom such benefits or funds are payable, nor shall they be subject to garnishment, attachment, or other legal or equitable process nor shall they be an asset in bankruptcy, except that no amount shall be payable hereunder until and unless any and all amounts representing debts or other obligations owed to any Employer or any affiliate of any Employer by the Employee with respect to whom such amount would otherwise be payable shall have been fully paid and satisfied.

10. Continued Employment

Nothing contained in this Restoration Plan shall be construed as conferring upon any employee the right to continue in the employment of the Employer in any capacity.

11. Liability of Committee

Unless resulting from his own fraud or willful misconduct, no member of the Committee shall be liable for any loss arising out of any action taken or failure to act by the Committee or a member thereof in connection with this Restoration Plan. The Committee and any individual member of the Committee and any agent thereof shall be fully protected in relying upon the advice of the following professional consultants or advisors employed by the Employer or the Committee: any attorney insofar as legal matters are concerned, any accountant insofar as accounting matters are concerned, and any actuary insofar as actuarial matters are concerned.

12. Indemnification

The Employers hereby jointly and severally indemnify and agree to hold harmless the members of the Committee and all directors, officers and employees of an Employer against any loss, claim, cost, expense (including attorneys’ fees), judgment or liability arising out of any action taken or failure to act by the Committee or such individual in connection with this Restoration Plan; provided, however, that this indemnity shall not apply to an individual if such loss, claim, cost, expense, judgment or liability is due to such individual’s fraud or willful misconduct.

13. Rights of Other Employers to Participate

The Company has adopted this Restoration Plan effective as of January 1, 1991 on behalf of the Company. Any other Employer which may be a participating Employer in the Basic Plan may, in the future, adopt this Restoration Plan by formal action on its part and with the approval of the Board of Directors of the Company. The administrative powers and control of the Company, as provided in this Restoration Plan, shall not be deemed diminished under this Restoration Plan by reason of the participation of any other Employer and the administrative powers and control granted hereunder to the Company and to the Committee shall be binding upon any Employer adopting this Restoration Plan. Each Employer adopting this Restoration Plan shall have the obligation to pay the benefits to its employees hereunder and no other Employer shall have such obligation and any failure by a particular Employer to live up to its obligations under this Restoration Plan shall have no effect on any other Employer. Any Employer may terminate this Restoration Plan at any time by formal action on its part subject to the provisions of Section 8 hereof.

14. Change in Employment Status

Notwithstanding any provision herein to the contrary, in the event that the Company, in its sole discretion, determines that any Participant in this Restoration Plan is, at any time prior to his date of termination of employment, no longer eligible for participation in this Restoration Plan because of a change in his employment classification, such Participant shall cease to be a Participant in this Restoration Plan as of the date such determination is made by the Company and no contributions shall be made by him or on his behalf to this Restoration Plan during such period while he is an ineligible status and prior to the date, if any, on which he subsequently becomes eligible for participation in this Restoration Plan. In the event his employment is terminated while he is in an ineligible status, his benefit under Section 5 hereof shall be determined as of the date of his termination and paid in accordance with the provisions of Section 6 hereof.

15. Law Governing

This Restoration Plan shall be construed in accordance with and governed by the laws of the State of Texas.

16. Effective Date

This Restoration Plan shall be effective as of January 1, 1991.

IN WITNESS WHEREOF, LUFKIN INDUSTRIES, INC. has caused this instrument to be executed by its duly authorized officers on the 16th day of November, 1990, to be effective as of January 1, 1991.

(CORPORATE SEAL)

ATTEST:	LUFKIN INDUSTRIES, INC.

/s/ C.J. Haley, Jr.	By	/s/ F.B. Stevenson
Secretary	Title:	President